Exhibit 5.6

CONSENT OF EXPERT

Reference is made to the Registration Statement on Form F-10 (the “Form F-10”) of Cameco Corporation (the “Corporation”) filed with the United States Securities and Exchange Commission (the “Commission”) pursuant to the United States Securities Act of 1933, as amended, and any amendments thereto.

I hereby consent to reference to my name and my involvement in the preparation of, or supervision of the preparation of, scientific and technical information in the following instances:

1.

under the headings “Operations, projects and investments – Uranium – Tier-one operations – Cigar Lake” “Mineral reserves and resources” and “Governance – Interest of experts” in the Corporation’s Annual Information Form for the year ended December 31, 2023 dated March 22, 2024 for the Cigar Lake operation;

2.

under the headings “Operations, projects and investments – Uranium – Tier-one operations – Cigar Lake” and “Mineral reserves and resources” in Management’s Discussion and Analysis for the year ended December 31, 2023 dated February 8, 2024 for the Cigar Lake operation; and

3.	information relating to the Cigar Lake operation in Management’s Discussion and Analysis for the three and nine months ended September 30, 2024 and 2023, dated November 7, 2024,

(collectively the “Technical Information”) in the Form F-10, and to the inclusion and incorporation by reference of information derived from the Technical Information into the Form F-10 and any amendments or supplements thereto filed by the Corporation with the Commission.

Sincerely,

/s/ Kirk Lamont
Name: Kirk Lamont, P. Eng
Title: General Manager, Cigar Lake, Cameco Corporation

Date: November 12, 2024